Exhibit 99.1

Tix Corporation Amends Share Repurchase Authorization

Authorization Increased to 5 Million Shares

STUDIO CITY, Calif.--(BUSINESS WIRE)--Dec. 4, 2009-- Tix Corporation (Nasdaq: TIXC), an integrated entertainment company, today announced that its Board of Directors has amended the company’s share repurchase authorization from the current 1 million to 5 million shares, reflecting the Board's belief that TIX Corporation’s shares represent an attractive value in today's market. The repurchase period has been extended to 3 years.

“This increase in our share repurchase authorization provides the Company with more flexibility to take advantage of market opportunities,” said Mitch Francis, Chairman and CEO of Tix Corporation. “This announcement underscores our continued financial strength and demonstrates the confidence we have in our ability to generate the cash flow necessary to continue executing our capital deployment strategy, which includes enhancing shareowner value through share repurchases.”

The timing and total amount of share repurchases will depend upon market conditions. The repurchases will be made in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time.

About TIX Corporation

Tix Corporation (Nasdaq: TIXC) is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events. It currently operates seven prime locations in Las Vegas under the Tix4Tonight marquee, and offers up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for golf and dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand. The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamen and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States and Canada and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

Source: Tix Corporation

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